NASDAQ: DFDV Q3 2026 Shareholder Letter

Q3 2026 SHAREHOLDER LETTER 2/17

CONTENTS

Inside this letter

01	**Letter from the CEO** Fellow Shareholders,	PG 03
02	**Q3 2026 Financials** SPS and NAV per Share Growth	PG 05
03	**Balance Sheet** Amplification	PG 06
04	**CHAD: The Next Phase of DFDV** The Apex Digital Credit	PG 07
05	**Solana Ecosystem Update** Where Solana Stands Against Peers (Q3'26)	PG 10
06	**Marketing and Awareness** State of SOL	PG 13
07	**Looking Ahead** November 12, 2026 Business Update Interview	PG 13
08	**Appendix** SPS and NAV per Share	PG 14
09	**Forward-Looking Statements**	PG 17

DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER SECTION 01 | LETTER FROM THE CEO Fellow Shareholders, Last quarter, we told you we were ready for the turn. SOL rallied during Q3 before pulling back after quarter-end. That rally gave shareholders a small taste of what we believe DFDV’s amplified SOL exposure can deliver in a sustained bull market. From August 12 through September 30, SOL per share (“SPS”) increased more than 20% while net asset value (“NAV”) per share increased by triple digits. Our common stock also outperformed SOL, delivering approximately 1.5x SOL’s price return in Q3 and nearly 3x in August. We believe these results reflect what we discussed in our last letter: the structure of our business, particularly our use of intelligent leverage, or amplification. We built DFDV to give common shareholders amplified exposure to SOL, and today we operate at over 9x amplification. By acquiring more SOL against the same common equity base on attractive terms, we increase shareholders’ participation in SOL’s upside. Q3 offered an early demonstration of that structure at work. Amplification works in both directions, and shareholders felt its impact over the last year as SOL fell. As substantial shareholders ourselves, we share in those gains and losses. That is why the structure of our leverage matters: we want the financial staying power to withstand difficult markets, and the amplification to make upturns count. Much of investing today revolves around limiting downside, reducing exposure, and diversification. Those considerations can matter, but capturing a generational opportunity also requires the conviction to own enough of an asset – and to hold it long enough – to pursue outsized returns. That is the commitment behind DFDV: we steadily accumulate, compound, and hold SOL, using long-duration capital to amplify our shareholders’ exposure and support that ownership through all market cycles. We believe SOL is that kind of generational opportunity. The world’s financial infrastructure is moving onchain, and we believe it will run on Solana. Payments, securities, credit, trading, and an emerging economy of autonomous agents represent a multi-trillion-dollar addressable market. Against that opportunity, we believe SOL could rise more than 100x from current levels. That conviction informs our appetite for amplification. We want as much intelligent leverage as our balance sheet, liquidity, and treasury income can sustain. CHAD, our variable-rate perpetual preferred stock, is central to that ambition. Its launch was the most important development this quarter, giving us the instrument we intend to make our primary source of amplification. Importantly, CHAD first closed at its $10 stated amount (“par”) just 48 calendar days after trading began, compared with 71 for SATA and 98 for STRC¹. This makes CHAD the fastest digital credit instrument to reach par. We believe this is a reflection of CHAD’s unique value proposition: a double-digit annual dividend rate, paid daily, with substantial asset and recurring income relative to its current dividend obligations. CHAD lets us acquire more SOL without issuing common shares, has no stated maturity, and carries no scheduled principal repayment. This makes it well suited to long-term SOL ownership. We aim to make CHAD a substantial, enduring source of capital for growing SPS. 1 Calendar days elapsed from the first trading date to the first closing price at or above stated par value, using closing prices unadjusted for dividends. DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA 3/17

Q3 2026 SHAREHOLDER LETTER SECTION 01 | LETTER FROM THE CEO We have a treasury worth more than $220 million that generates income of its own. We are currently earning double-digit annualized yields on incremental SOL acquired, allowing the assets we accumulate to help support the capital used to acquire them. CHAD’s outstanding notional remains small relative to our treasury. We believe that combination of substantial asset coverage and recurring treasury income provides ample support for CHAD’s current 14% annual dividend rate, even if SOL stays flat. Having brought CHAD to par, we are now focused on broadening its investor base, deepening trading liquidity, and scaling issuance on attractive terms. Additional capital would expand our SOL holdings and the treasury income available to support a larger dividend obligation. Common shareholders would retain the upside of that larger treasury after preferred and other senior claims. We intend to scale CHAD aggressively, with each issuance evaluated against its contribution to SPS and the obligations it adds. We now have greater flexibility to pursue that growth. We may still use proceeds from our common equity at- the-market (“ATM”) program to fund operating expenses, but our cash position means we are not required to issue common shares to meet those costs. That flexibility allows us to be selective about when we issue shares and prioritize transactions that are accretive to shareholders. As CHAD issuance scales, we intend to use its ATM to reduce our reliance on the common equity ATM. Meanwhile, activity on Solana continues to reinforce our conviction. Tokenized equity volumes in Q3 grew 40% quarter over quarter to $7.1B, with September volumes alone up 21x from January’s levels. Total RWA holders grew 351% quarter over quarter to 1.3M, with unique holder wallets up over 3x. Consumer AI agents such as Muse and Instinct are beginning to transact for people, and they will need permissionless rails that move money as readily as software moves information. These developments offer an early view of the financial activity we believe Solana can support at scale. Our commitment is to keep accumulating and compounding SOL through that evolution. We want maximum sustainable amplification, supported by the liquidity and income needed to meet our obligations and remain invested through difficult markets. As CHAD’s capacity grows, we intend to accelerate growth in SPS. As I’ve said since the day I got into crypto: no one ever got rich through diversification. If Solana becomes what we believe it can, we intend to look back knowing we gave our conviction the capital and concentration it deserved. In Service of SPS Growth, Joseph Onorati Chief Executive Officer 4/17 DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER 5/17

SECTION 02 | FINANCIALS

Q3 2026 Financials*

($ and shares in thousands, except per-share amounts)	3Q26	3Q25	% Change
Revenue	$2,432	$4,625	(47.4%)
Digital Asset Treasury Revenue	$2,379	$3,794	(37.3%)
Net Gain (Loss) on Digital Assets	$37,946	$74,368	(49.0%)
Total OpEx + COGS (Ex FV changes)	$4,275	$6,907	(38.1%)
Net Income (Loss)	$66,591	$56,026	18.9%
Weighted Average Shares Outstanding (Diluted)	35,922	29,510	21.7%
EPS (Diluted)	$1.91	$1.95	(2.1%)

*Unaudited.

SPS and NAV per Share Growth

From August 12 through September 30, SPS increased over 20% using a constant SOL price and convertible debt at principal, while NAV per share increased over 300% using a date-specific, market-value methodology (see Appendix). For this comparison, we held SOL prices constant to neutralize the effect of translating dollar-denominated claims into SOL at different prices. This helps isolate the impact of our treasury growth and capital structure actions on SPS. This comparison values both the April 2030 and July 2030 convertible notes at outstanding principal (though the notes trade below par today, and to date we have retired $7.5M of convertible principal at purchase prices below 66% of principal).

Under the alternative market-value methodology (described in the Appendix), which uses SOL prices at each measurement date, SPS increased more than 150% over the same period. This measure captures both our actions and changes in market values.

We believe both views of SPS are useful. The constant-price approach helps shareholders evaluate our execution independently of SOL's price. The date-specific approach reflects market conditions at each measurement date, including how SOL's price changes the amount of SOL needed to cover dollar-denominated claims. Using date-specific prices is consistent with the pricing approach in Strategy's net bitcoin per share framework, although the full methodologies differ.

The practical takeaway is that we grew our treasury while increasing the SOL attributable to each common share under both methodologies. NAV per share also increased by triple digits over the period. That is the progress we are focused on delivering: more SOL and greater value behind each common share.

DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER 6/17

SECTION 03 | BALANCE SHEET AND AMPLIFICATION

Balance Sheet

As of November 9, 2026, our total SOL and SOL equivalents stood at 2,609,829, up 13% from our last earnings update and up 19% y/y. Our SOL-denominated liabilities totaled 487,000 SOL as of September 30, 2026, versus 562,000 SOL as of August 12, 2026, a 13% reduction.

Date	SOL	Growth from comparison date to November 9, 2026
November 9, 2026	2,609,829	--
August 12, 2026 (Q2'26 Update)	2,311,523	+13%
November 12, 2025 (Q3'25 Earnings Update)	2,195,926	+19%

Amplification

Using the November 11, 2026 SOL closing price of $84.99 and the balance-sheet inputs described in the Appendix, our amplification is over 9x. Amplification compares the total SOL we hold with the net SOL value attributable to common shareholders. It is calculated as:

$$\text{Amplification} = \text{Gross SOL} \div \text{Net SOL}$$

Gross SOL represents our total SOL and SOL-equivalent holdings. Net SOL reflects the residual value attributable to common shareholders after accounting for debt, preferred equity claims, and cash, expressed in SOL terms.

In other words, 9x amplification means every SOL of net value attributable to common shareholders supports exposure to a treasury holding nine SOL. Raising debt or preferred equity lets us expand that treasury without issuing common shares.

We intend to maintain high amplification as attractive financing becomes available.

CHAD will be central to this effort. Its perpetual structure lets us add SOL without a scheduled principal repayment, while the SOL acquired can generate income to help meet the dividend cost. As CHAD scales, we see the potential to materially expand the SOL exposure behind each common share.

Scaling CHAD will require ongoing discipline around cash obligations, financing costs, and the ability to remain invested through substantial drawdowns. Within those constraints, we want to provide shareholders as much SOL amplification as possible.

DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER SECTION 04 | CHAD CHAD: The Next Phase of DFDV We believe CHAD is the apex of intelligent leverage and the foundation for the next phase of DFDV’s growth. From the beginning, we built DFDV to amplify SOL exposure. The challenge was finding capital that could withstand the volatility of the asset we wanted to own. Most forms of leverage are fragile. A leveraged investor can be exactly right about where SOL will trade in five years and still be forced out on any given day. We needed financing that amplifies but also gives our thesis time to play out. Our unsecured, long-dated convertible notes were an important first form of leverage. CHAD offers a superior structure: perpetual preferred capital with no stated maturity, no scheduled principal repayment, and no margin call if SOL falls. The dividend must be serviced, but there is no maturity date counting down while our thesis plays out. In our view, this is the best form of amplification available. Phase One was about building DFDV’s engine: accumulating SOL, establishing our treasury operations, and structuring the common equity to deliver amplified exposure. Phase Two is about fueling the engine with substantially more capital. We intend to make CHAD a major source of that capital and want as much as we can productively deploy and sustainably support. CHAD also opens DFDV to a different investor base. Income and preferred investors can receive a variable dividend, currently 14% annually on the $10 stated amount, with daily payments. Their capital helps us expand the treasury, while common shareholders receive amplification to SOL. One business and treasury serve both investor groups. What makes this compelling is the productivity of the underlying asset. Supporting CHAD is a treasury worth more than $220 million that generates income through our onchain operations. That income is a recurring source of dividend funding alongside our other capital resources. We can put the SOL to work while retaining exposure to its long-term appreciation. While we are not disclosing our overall organic yield, we continue to pursue onchain returns above base staking rates. Those opportunities will vary with market conditions and available capacity. As we raise capital through CHAD and deploy it into SOL, we expand our treasury’s earning capacity. To the extent those earnings exceed the additional dividend obligations and associated costs, they strengthen our ability to retain and compound SOL for common shareholders. We intend to repeat that process at scale, with every issuance evaluated against its contribution to SPS and the obligations it adds. That is why CHAD trading at par and establishing a market for substantial additional issuance matters so much. Issuance on attractive terms allows us to acquire more SOL, while income from those holdings helps support the additional dividend obligation. We built the DFDV engine in Phase One. CHAD is the fuel for Phase Two, and we intend to put substantially all our focus there in the quarters ahead. 7/17 DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER 8/17

SECTION 04 | CHAD

The Apex Digital Credit

CHAD first closed at par on October 26, 2026, just 48 calendar days after trading began on September 8. **This is the fastest progression to par among comparable digital credit instruments to date**. In our view, that pace reflects investor recognition of CHAD's combination of substantial asset coverage relative to its annual obligations, recurring SOL treasury income, and attractive income terms, including daily dividends. CHAD's annual dividend rate subsequently increased to 14% on November 2.

CHAD's credit quality deserves a closer look: what supports the 14% annual dividend rate, how much asset protection exists beneath it, and how those protections respond when SOL declines.

Using reference prices of $84.99 for SOL and $74,570 for BTC[2], our modeled gross asset base is $243.3 million, including $21.5 million of cash, stablecoins, and marketable securities included in the analysis. Our SOL treasury generates recurring income above base Solana staking rates. We modeled a 14% annual dividend rate against three SOL price scenarios: unchanged, down 25%, and down 50%. For this analysis, we include cash, deduct both convertible notes at their full principal amount for net asset coverage, and assume a 5% annual gross yield on gross SOL holdings at each stressed price. We do not deduct SOL borrowings or DeFi and other non-convertible loans.

CHAD stress scenarios

Metric	Unchanged	Down 25%	Down 50%
SOL price ($)	$84.99	$63.74	$42.50
Gross SOL value ($M)	$221.8	$166.4	$110.9
Gross assets / CHAD notional	15.4x	11.9x	8.4x
Assets Less Convertible Principal / CHAD notional	7.4x	3.9x	0.4x
Gross SOL income / CHAD dividends	5.0x	3.8x	2.5x
SOL income / (dividends + convertible interest)	1.3x	0.9x	0.6x
(SOL income less convert interest) / dividends	2.0x	0.8x	(0.5x)

Asset measures exclude SOL-denominated borrowings and other non-convertible liabilities. Income measures exclude operating expenses, taxes, and borrowing costs other than convertible interest where specified. See Appendix for methodology.

At the starting SOL price of $84.99, gross assets represent 15.4x CHAD's outstanding notional, while assets remaining after convertible principal represent 7.4x. After a 50% decline in SOL, gross coverage remains 8.4x. The assumed income from our SOL treasury covers CHAD's annual dividend 5.0x at the starting price and 2.5x after a 50% decline.

Notably, the assumed 5% gross yield is below our blended organic yield and materially below the double-digit incremental annualized yield from SOL deployed into stake looping strategies. We do not extrapolate that higher yield across the existing treasury, nor assume SOL appreciation, additional capital raising, or future treasury purchases. The analysis holds asset quantities constant and asks how they perform under progressively lower SOL prices.

2 As of 4:00 p.m. ET on November 11, 2026, per CoinMarketCap

DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER 9/17

SECTION 04 | CHAD

Asset and income coverage also provide a useful framework for comparing CHAD with STRC and SATA. On a consistently defined, issuer-wide basis that includes all preferred obligations captured in the analysis, assets after convertible principal relative to annual preferred dividends are 53.0x for DFDV, compared with 43.2x for Strategy and 13.0x for Strive. On a gross asset basis, the corresponding figures are 109.9x, 47.9x, and 13.0x. Annual SOL treasury income covers CHAD dividends 5.0x under our 5% yield assumption. The comparison assumes no native income from peers' Bitcoin holdings; Strive's STRC holdings provide income covering 2.1% of its annual preferred dividends. After a 50% SOL decline, our modeled gross treasury income would cover approximately 63% of combined CHAD dividends and convertible interest, leaving an annual shortfall of approximately $3.3 million before other borrowing costs, operating expenses, and taxes.

Base case comparison	DFDV / CHAD	Strategy / STRC	Strive / SATA
Gross assets / all preferred notional	15.4x	5.3x	1.8x
Assets Less Convertible Principal / all preferred notional	7.4x	4.8x	1.8x
Gross assets / all annual dividends	109.9x	47.9x	13.0x
Assets Less Convertible Principal / all annual dividends	53.0x	43.2x	13.0x

Assets Less Convertible Principal / Referenced Variable-Rate Preferred Notional

Issuer / referenced series	Unchanged	Down 25%	Down 50%
DFDV / CHAD	7.4x	3.9x	0.4x
Strategy / STRC	7.7x	5.7x	3.7x
Strive / SATA	2.7x	2.1x	1.5x

Price declines apply to SOL for DFDV and BTC for Strategy and Strive. Series-specific ratios do not reserve assets for other preferred classes or adjust for their relative priority.

These measures address different aspects of credit quality. Asset coverage compares selected treasury assets with preferred obligations, while modeled income coverage compares gross treasury income with the specified payment obligations. We believe CHAD's appeal rests on the combination of substantial treasury assets relative to its current issuance size and an underlying treasury capable of producing recurring income at attractive rates. That is what differentiates CHAD within digital credit.

DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER 10/17

SECTION 05 | SOLANA ECOSYSTEM UPDATE

Solana Ecosystem Update

Solana materially expanded its capacity and role in financial markets during Q3. Transaction activity reached a record, tokenized equities attracted more capital and substantially more holders, and applications generated sharply higher revenue. Network upgrades increased throughput and reduced processing times while keeping transaction costs low.

These developments reinforce our conviction that Solana can support a growing share of global financial activity.

Solana Major Metrics (Q3'26)

Metric	Q3'26	Q2'26	QoQ	Q3'25	Y/Y
Total Non-vote Transactions	14.2B	9.8B	+45%	8.8B	+61%
Average Non-Vote TPS	1,786	1,246	+43%	1,109	+61%
Share of txns, 12 major chains	71.6%	66.4%	+5.2pt	67.9%	+3.7pt
DEX Spot Volume	$202.5B	$187.3B	+8%	$401.8B	(50%)
Stablecoin Supply	$16.3B	$15.2B	+7%	$14.0B	+16%
Tokenized Equity DEX Volume	$7.1B	$5.1B	+40%	$0.29B	+2,362%
RWA Total Value Locked (TVL)	$4.7B	$3.9B	+21%	$1.1B	+343%
Median transaction fee	$0.00049	$0.00043	+14%	$0.00114	(57%)
Network Revenue	$96.9M	$62.0M	+56%	$302.2M	(68%)
Application revenue	$377.8M	$258.9M	+46%	$612.0M	(38%)
DeFi TVL	$6.5B	$4.9B	+33%	$11.4B	(43%)

Where Solana Stands Against Peers (Q3'26)

Metric	Solana	Rank	Next largest
Transactions	14.2B	#1	BNB (1.5B)
DEX Spot Volume	$202.5B	#1	Ethereum ($105.0B)
Tokenized Equity Trading Volume	$7.1B	#3	BNB ($31.1B), Robinhood ($14.3B)
Stablecoin Supply	$16.3B	#3	Ethereum ($146.5B), Tron ($94.6B)
RWA TVL	$4.7B	#3	Ethereum ($15.7B), BNB ($5.4B)
DeFi TVL	$6.5B	#2	Ethereum ($50.2B)

DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER SECTION 05 | SOLANA ECOSYSTEM UPDATE Record Activity and Low Transaction Costs In Q3, Solana processed 14.2 billion non-vote transactions, up 45% quarter over quarter and 61% year over year. Average non-vote throughput reached a quarterly record of 1,786 transactions per second. User costs rose only modestly. The average cost per non-vote transaction was $0.0049, up 9% from Q2 but 79% lower year over year. Economic activity also grew sharply. Network REV reached $97 million, up 56% in dollar terms. Application revenue increased 46% to approximately $378 million. Memecoin trading remained a major contributor to the recovery, and REV remained below its year-earlier level. The expansion of tokenized equities shows the range of financial activity on Solana is broadening. Network upgrades: more capacity and faster processing Solana’s per-block compute limit increased approximately 67%, from 60 million to 100 million compute units, with mainnet activation on July 29. Average block fullness declined despite higher activity, leaving room for more demand. The network also reduced slot times in stages: from 400 to 350 milliseconds on August 21, to 300 milliseconds one week later, and to 250 milliseconds on September 18, a 37.5% reduction during Q3. Shorter slots sped up block production and voting during Q3, reducing expected transaction finality from approximately 12.8 seconds to 8 seconds. After quarter-end, slot times fell to 200 milliseconds on October 9. On October 21, Solana activated Alpenglow, replacing its consensus protocol with a system designed to achieve finality in roughly 150 milliseconds. This changes how quickly users can treat a transaction as irreversible, with practical benefits for merchants accepting payments, exchanges crediting deposits, and financial applications moving collateral. We believe settling transactions in a fraction of a second makes Solana a more compelling platform for financial activity that depends on speed and certainty. 11/17 DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER SECTION 05 | SOLANA ECOSYSTEM UPDATE Tokenized equities: A broader market with deeper participation Tokenized equities expanded across trading volume, circulating supply, product availability, and ownership. Quarterly DEX volume reached $7.1 billion, up 40%, while circulating supply increased 59% to $669 million. Activity accelerated toward quarter-end: September generated $4.28 billion, 60% of the quarter’s volume. Participation grew even faster. Unique holder wallets increased 262% to 624,000, while wallet–token positions reached 1.26 million. During the quarter, 635 tokenized-equity products covering at least 416 underlying stocks and funds traded on Solana DEXs. The market is also developing distinct forms of liquidity. xStocks accounted for approximately 77% of circulating supply, while Backpack-issued products accounted for approximately 4%. Yet their shares of quarterly trading volume were much closer, at 50% and 44%. This illustrates how actively traded products can generate substantial activity relative to the capital held in them. Trading is extending beyond traditional market hours. Approximately 39% of quarterly volume occurred during regular U.S. market hours and roughly 61% outside them, although trading intensity remained highest while U.S. markets were open. For DFDV, these developments demonstrate a practical use for onchain financial infrastructure: familiar assets reaching investors through markets with broader availability and increasingly active secondary trading. Real-world assets Stablecoins Real-world asset value reached $4.7 billion in September, up 21% Q/Q and 343% y/y. Tokenized Treasuries reached $1.58 billion in Birdeye’s late-September snapshot, up 35% from the start of Q3. BlackRock’s BUIDL holdings on Solana increased 52% Q/Q to approximately $964 million over the same period. Stablecoin supply on Solana reached a record $16.3 billion in September. Stablecoin loan volume totaled $37.5 billion during the month, 82% of the tracked cross-chain total. By late September, stablecoin-holding wallets had increased 16% from the start of Q3 to 13.1 million, up 67% year over year. Stablecoin card payments reached $262.7 million before quarter-end, already 17.5% above the full second-quarter total; August alone recorded $106.2 million. Agentic finance Solana processed 23.2 million x402 payment transactions between August 22 and September 19, accounting for 76% of tracked transactions across networks. In August, Ramp began a limited test of corporate agent wallets with spending controls and x402 payments on Solana. On September 3, Solana Payment Channels launched with support for x402 and the Machine Payments Protocol, enabling repeated payments under a preauthorized spending limit followed by batch settlement. Testing demonstrated more than 1 million offchain payments per second across 100,000 wallets. DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA 12/17

Q3 2026 SHAREHOLDER LETTER SECTION 06 | MARKETING AND AWARENESS Marketing and Awareness State of SOL Website and CHAD Investor Tools During Q3, we launched State of SOL (www.stateofsol.com), a public dashboard bringing together SOL price performance, cross-chain activity, yields, network health, and protocol upgrades. It pulls data from multiple providers into one place for investors to track Solana’s adoption and performance. Users can compare activity across chains, follow trends in trading volumes, stablecoin supply, and application revenue, and monitor network throughput, staking, and upcoming upgrades. We also redesigned our corporate website with simpler navigation and a focus on CHAD. The updated site explains CHAD’s structure, dividend mechanics, and relationship to DFDV, alongside comparisons with familiar income products. Coverage illustrations compare our treasury assets with dividend obligations, including illustrative asset and dividend coverage under stated assumptions. These tools aim to make CHAD easier to evaluate and give investors clearer access to the assumptions behind our coverage metrics. Our goal is to make Solana easier to understand and evaluate. By bringing market performance and network fundamentals together, State of SOL helps investors put price movements in context and assess the underlying trends shaping our investment thesis. It also gives us a public platform to support investor education and demonstrate the research that informs our treasury strategy. SECTION 07 | LOOKING AHEAD Looking Ahead With CHAD having reached par, our focus is on scaling issuance and putting our capital to work. Our priorities remain the same: keep executing and keep growing SPS. We intend to put as much intelligent leverage behind our SOL conviction as we can sustainably support, with one objective: maximize the SOL amplification we deliver to common shareholders. In Service of SPS Growth, The DFDV Team November 12, 2026 Business Update Interview, 11:00 AM ET Our video interview will be on youtube.com/@defidevcorp at 11:00 AM ET on November 12, 2026. CEO Joseph Onorati, COO & CFO John Han, CMO Pete Humiston, and CSO Dan Kang will answer questions from sell-side analysts and retail investors. Notes & Sources 1. As of September 30, 2026, total shares of common stock outstanding were 38,382,831. 2. SOL and SOL equivalents include SOL, locked SOL, and dfdvSOL. DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA 13/17

Q3 2026 SHAREHOLDER LETTER SECTION 08 | APPENDIX Appendix Operating Metrics Disclaimer “SOL Boost,” “SOL per share,” “SPS,” “SPS growth,” “amplification,” and similar terms are management-defined operating metrics used to evaluate the Company’s treasury strategy and capital allocation. They help management assess SOL exposure, the effects of financing activity, and changes in net SOL exposure per common share. They are not GAAP measures and should not be viewed as substitutes for the Company’s financial statements. These metrics do not represent forecasts or guarantees of shareholder returns. Higher SPS, SPS growth, or amplification does not necessarily imply higher earnings, cash flow, stock prices, or lower risk. Amplification can magnify losses as well as gains. Results may be affected by treasury activity, financing transactions, expenses, valuation assumptions, and changes in share count. Because these measures use management-defined methodologies, they may differ from similarly titled measures reported by other companies or from the Company’s previously reported measures. Investors should consider them together with the Company’s financial statements, SEC filings, and risk disclosures. SPS and NAV per Share SPS and net asset value per share (“NAV per share”) are supplemental analytical measures used to assess net SOL exposure attributable to common shareholders. The calculations follow the general framework of Strategy’s net bitcoin per share methodology, adapted to the Company’s assets and capital structure and the valuation conventions described below. For these calculations, NAV equals the value of SOL and SOL equivalents plus the cash, stablecoins, and marketable securities included in the analysis, less SOL-denominated borrowings, convertible debt not assumed converted, other debt, and preferred equity at its aggregate stated amount. SOL and SOL equivalents include SOL, locked SOL, and dfdvSOL. Net SOL expresses this residual value in SOL units: SOL-denominated borrowings are deducted directly, while dollar-denominated assets and claims are translated at the applicable SOL reference price. SPS equals net SOL divided by adjusted common shares outstanding. NAV per share equals NAV divided by the same share count, or equivalently, SPS multiplied by the applicable SOL reference price. Adjusted shares include shares of common stock outstanding, shares underlying restricted stock units, and vested options. The August 12 and September 30, 2026 calculations use approximately 32.8 million and 40.3 million adjusted shares, respectively. Neither calculation assumes conversion of convertible debt, includes incremental warrant shares, or assigns a separate value or share-count adjustment to the prepaid forward. These point-in-time share counts differ from GAAP weighted-average diluted shares used to calculate earnings per share. The constant-price comparison uses SOL at $117.99 on both dates and deducts both the April 2030 and July 2030 convertible notes at outstanding principal. This produces approximately 22.8% SPS growth. Holding SOL’s price constant removes the effect of changes in that price on the SOL equivalent of dollar-denominated assets and claims. It does not eliminate changes in cash, liabilities, share counts, or other calculation inputs. DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA 14/17

Q3 2026 SHAREHOLDER LETTER SECTION 08 | APPENDIX SPS and NAV per Share The date-specific, market-value comparison uses SOL prices of $75.53 and $117.99 on August 12 and September 30, respectively, and values the July 2030 notes at 64.0% and 66.5% of outstanding principal, respectively. The April 2030 notes remain valued at principal, and preferred equity remains valued at its aggregate stated amount. This produces approximately 165.4% SPS growth and 314.7% NAV per share growth. These results reflect both Company activity and changes in valuation inputs. SOL reference prices are the historical closing prices reported by CoinMarketCap for the applicable dates. Convertible marks reflect available TRACE trade references, which may precede the measurement dates. Valuing debt below principal does not reduce contractual repayment obligations or establish that debt could be repurchased at the reference prices. The August 12 calculation uses the Company’s cash balance of $1.28 million as of that date. Both comparisons apply their respective methodology to both measurement dates and should not be compared directly with figures calculated using different assumptions. Simple annualized growth equals growth over the 49- day period multiplied by 365/49, without compounding. Annualized figures are not forecasts or guidance. These measures do not represent GAAP book value, realizable liquidation proceeds, direct ownership of SOL by shareholders, or investment returns. They do not comprehensively value all Company assets and obligations or incorporate all costs and taxes that could arise from an actual sale, conversion, repayment, or liquidation. Percentage changes can be particularly sensitive to a small starting net asset base. Amplification Amplification equals the market value of gross SOL and SOL-equivalent holdings divided by NAV attributable to common shareholders. For this calculation, NAV equals gross SOL value plus cash, stablecoins, and marketable securities, less SOL-denominated borrowings, convertible debt at outstanding principal, other debt, and preferred equity at its aggregate stated amount. Using a SOL reference price of $84.99 on November 11, 2026, gross SOL value of approximately $221.8 million divided by NAV of approximately $23.9 million produces amplification of approximately 9.3x. Amplification can increase as NAV declines and does not represent a forecast of the common stock’s return relative to SOL. Credit Metrics and Stress Scenario Methodology Management uses the credit metrics to compare selected treasury assets and modeled income with preferred-stock obligations. These are illustrative analytical measures, not credit ratings, contractual coverage tests, or guarantees of dividend payment or recovery. The analysis uses November 11, 2026 reference prices of $84.99 for SOL and $74,570 for BTC. The CHAD base case includes 2,609,829 SOL and equivalents, approximately $21.5 million of cash and other liquid assets included in the September 30, 2026 balance used in the model, $126.1 million of convertible principal, and $15.8 million of CHAD notional. At the reference SOL price, modeled gross assets are approximately $243.3 million, and assets less convertible principal are approximately $117.2 million. The assumed 14% annual dividend rate produces approximately $2.2 million in annual CHAD dividends; annual convertible interest is approximately $6.6 million. The assumed 5% annual gross SOL yield produces approximately $11.1 million of annual income in the base case. These inputs are distinct from the historical inputs used in the August 12 and September 30 SPS comparisons. DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA 15/17

Q3 2026 SHAREHOLDER LETTER SECTION 08 | APPENDIX Credit Metrics and Stress Scenario Methodology Asset coverage: Gross assets comprise crypto holdings valued at the modeled price, cash and cash equivalents, stablecoins, and marketable securities. “Assets less convertible principal” equals gross assets less outstanding convertible principal, without a market-value discount. It does not deduct SOL-denominated borrowings, DeFi loans, or other non-convertible liabilities, while retaining gross SOL holdings. Those obligations remain payable and may have claims on assets ahead of preferred shareholders. Accordingly, this measure is not net assets after all liabilities or assets necessarily available to preferred holders. Its liability treatment differs from the SPS calculation. Asset coverage divides the stated asset measure by preferred notional. Preferred notional is used in the denominator and is not treated as an additional deduction from the numerator. Issuer-wide ratios include all preferred series captured in the analysis. Series-specific ratios use only CHAD, STRC, or SATA obligations and do not reserve assets for other preferred classes or adjust for their relative priority. Dividend coverage: Assets divided by annual dividends compares an asset balance with an annual payment obligation. It is not recurring income coverage or a forecast of years of dividend funding. Annual dividends equal the modeled outstanding notional multiplied by the applicable stated dividend rate. Modeled SOL income equals gross SOL value at each scenario price multiplied by an assumed 5% annual yield. This assumption is not a forecast or guaranteed minimum and is distinct from realized treasury yields or yields on incremental SOL acquired. Gross income excludes financing costs, operating expenses, and taxes. Ratios that include or deduct convertible interest account only for that interest, not other borrowing costs or expenses. Income earned in SOL may require conversion into dollars to fund cash dividends. Price sensitivities and peer comparisons: Scenarios apply the indicated percentage decline to SOL or BTC while holding asset quantities, cash, other investments, debt principal, preferred notional, dividend rates, and assumed yield rates constant. They do not model future issuance, purchases, compounding, changes in financing terms, collateral requirements, forced sales, or liquidity constraints. They are static illustrations, not forecasts or comprehensive stress tests. Peer inputs reflect available disclosures and reference prices and may have different measurement dates. Bitcoin holdings are assigned no native yield; this does not imply that the issuers have no other income or dividend-funding sources. Strive’s modeled STRC dividend income is included where total treasury income is specified. Cash interest and other business income are excluded. Differences in asset risk, encumbrances, capital structure, and security terms limit comparability. Time-to-par comparisons measure elapsed calendar days from trading debut to the first trading-day close at or above par for CHAD, STRC, and SATA. Reaching par does not assure that a security will continue trading at par or that additional issuance can occur at that price. 16/17 DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA

Q3 2026 SHAREHOLDER LETTER Forward-Looking Statements This letter contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements in this letter include statements regarding business strategies and prospects, capital deployment plans, expected cost savings, and expectations regarding future financial and operating metric reporting and targets, including SPS and future SOL price, and can be identified by words such as "anticipate," "intend," "plan," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company's current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside of the Company's control. The Company's actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) fluctuations in the market price of SOL and any associated losses that the Company may incur as a result of a decrease in the market price of SOL; (ii) a failure for the demand for SOL, or activity on the SOL network, to continue to develop and grow as predicted in our DFDV Model or at all; (iii) volatility in our stock price, including due to future issuances of common stock and securities convertible into common stock; (iv) the effect of and uncertainties related to the ongoing volatility in interest rates; (v) our ability to achieve and maintain profitability in the future; (vi) the impact on our business of the regulatory environment and complexities of complying with such environment, including changes in securities laws or other laws or regulations; (vii) changes in the accounting treatment relating to the Company's SOL holdings; (viii) our ability to respond to general economic conditions; (ix) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (x) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth; and (xi) other risks and uncertainties more fully described in the section captioned "Risk Factors" in the Company's most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this letter. Forward-looking statements contained in this letter are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law. DeFi Development Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents DeFi Development Corp. has filed with the SEC for more complete information about DeFi Development Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, DeFi Development Corp., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-293-9090. The documents are also available at defidevcorp.com/disclaimer. DEFI DEVELOPMENT CORP BUILT TO STACK SOLANA 17/17